                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                              ___________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) of the

                        SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):  February 1, 1999

                          VIMRx Pharmaceuticals Inc.
              (Exact name of registrant as specified in charter)

           Delaware                       0-19153              06-1192468
(State or other jurisdiction of   (Commission File Number)   (IRS Employer
 incorporation)                                              Identification No.)

2751 Centerville Road, Suite 210, Wilmington, Delaware            19808
                                                                (Zip Code)
(Address of principal executive offices)

     Registrant's telephone number, including area code: (302) 998-1734


                                Not Applicable
         (Former name or former address, if changed since last report)
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Item 5.   Other Events.

On February 1, 1999, VIMRx Pharmaceuticals Inc. (the "Registrant") issued a press release announcing that Nexell Therapeutics Inc., a subsidiary of the Registrant, completed its acquisition of essentially all of CellPro Incorporated's research, intellectual property, patents, antibodies and related cell banks, and licensed rights, in exchange for 1,882,215 registered shares of Common Stock, $.001 par value, of the Registrant. A copy of the press release is attached as Schedule A hereto.

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  VIMRX Pharmaceuticals Inc.
                                  (Registrant)

                                  By: /s/ Francis M. O'Connell
                                      ------------------------------------------
                                      Francis M. O'Connell
                                      Chief Financial Officer

Dated: February 4, 1999

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                                  Schedule A
                  Press Release of VIMRX Pharmaceuticals Inc.
                  --------------------------------------------


                        NEXELL ACQUIRES CELLPRO ASSETS
                       Launches New Diagnostics Division

Irvine, CA, February 1, 1999 -- Nexell Therapeutics Inc., a subsidiary of VIMRX Pharmaceuticals Inc. (NASDAQ:VMRX), announced today the completion of its acquisition of essentially all of CellPro Incorporated's research, intellectual property, patents, antibodies and related cell banks, and licensed rights, in exchange for $3 million in VIMRX securities. Based on the diagnostic assets and products acquired in this transaction, Nexell is launching a new diagnostics division, effective immediately.

"The acquired assets complement and expand Nexell's technology portfolio," said
L. William McIntosh, president and CEO of Nexell Therapeutics. "With the diagnostic products acquired from CellPro, we are launching a new division to support the development and marketing of innovative technologies to detect minimal residual disease tumor cells."

In this transaction, 1,882,215 registered shares of VIMRX common stock with limitations are issued to CellPro. The total number of shares is based on a pricing formula of approximately $1.59, which was the average closing price for the 15 business days which ended three days prior to the closing of the agreements. Nexell did not acquire CellPro's cash, accounts receivable or manufacturing facilities, and assumed only limited CellPro liabilities.

Nexell Launches New Diagnostics Division.

The new division of Nexell will focus on the development of diagnostic technologies to assist oncologists and pathologists to more accurately detect and measure low numbers of residual tumor cells to improve cancer treatment. Tumor cells can exist in very low numbers in bone marrow and peripheral blood, and can be associated with relapse. Nexell's first product, the ImmunoCytoChemistry Staining Kit, was initially developed and marketed by CellPro to specialize in the sensitive detection of epithelial-derived tumor cells (such as breast, prostate, ovarian, lung and colon).

"We will provide clinicians and researchers an accurate and sensitive diagnostic kit to support their efforts in monitoring the presence of residual tumor cells in patients," said Mr. McIntosh. "Recent research from a number of institutions has shown that low numbers of tumor cells can remain present in autologous stem cell grafts, and that stem cell selection technologies can remove these cells several hundred to thousand fold."

The ImmunoCytoChemistry Staining Kits are FDA Class I exempt. Nexell plans to commence marketing of the diagnostic kits later this year.

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Amy Ross, Ph.D., Named Vice President, Nexell Diagnostics.

Nexell named Amy Ross, Ph.D., as the vice president of Diagnostics, responsible
for the development of diagnostic products.   Most recently, Dr. Ross served as
senior director of CellPro's Diagnostic Business Unit where she established CellPro's MRDx Diagnostics clinical laboratory. Previously, Dr. Ross was the director of Research and Development of Biologic and Immunologic Science Laboratories.

Dr. Ross received a B.A. degree with honors in Psychobiology from California State University and a Ph.D. in Experimental Pathology from the University of Southern California. She has presented at numerous scientific forums and has published in many scientific publications. In 1993, Dr. Ross' paper in the journal Blood was the first study to document the presence and growth of tumor
        -----
cells isolated from the peripheral blood of breast cancer patients. Most recently, her research has focused on methods to isolate and characterize rare tumor cells present in the peripheral blood. She brings to Nexell a Phase II SBIR grant to further study this phenomenon in breast, prostate and lung cancer patients.

Nexell Therapeutics Inc.

Nexell Therapeutics Inc., a majority subsidiary of VIMRX Pharmaceuticals Inc. (NASDAQ: VMRX), is a biotechnology company formed with Baxter Healthcare Corporation, the principal domestic operating subsidiary of Baxter International Inc. Nexell is developing and marketing ex vivo cell therapies and innovative diagnostics for cancer, autoimmune, metabolic and genetic diseases. Nexell's lead product, the Isolex(R) Cell Selection System, is marketed in a number of countries and is currently under final review by the FDA in the United States. In addition, Nexell markets an extensive line of cell therapy preparation, storage and expansion products including the Cryocyte(TM) and Lifecell(R) brands.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this release are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are: the timely commencement and success of the Company's clinical trials and other research endeavors, delays in receiving FDA or other regulatory approvals, the development of competing therapies and/or technologies, the terms of any future strategic alliances, the possible need for additional capital, and any additional factors described from time to time in the Company's periodic reports on Form 10-K and 10-Q, and any prospectus describing the Company's securities.

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